EXHIBIT 14

                           HORNBY INTERNATIONAL, INC.

                                 CODE OF ETHICS

                                       FOR

             CHIEF EXECUTIVE OFFICER, CHIEF FINANCIAL OFFICER, CHIEF
            ACCOUNTING OFFICER OR CONTROLLER AND PERSONS PERFORMING
                                SIMILAR FUNCTIONS

General Philosophy

The honesty, integrity and sound judgment of Hornby International, Inc.'s ("Hornby" or the "Company") Chief Financial Officer, Chief Accounting Officer or Controller and persons performing similar functions (collectively the "Principal Officers") is fundamental to our reputation and success. The professional and ethical conduct of the Principal Officers is essential to the proper functioning and success of Assure.

Applicability

This Code of Ethics shall apply to Hornby 's Principal Officers.

Standards of Conduct

To the best of their knowledge and ability, the Principal Officers shall:

            o act with honesty and integrity, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

            o provide full, fair, accurate, timely, and understandable disclosure in reports and documents that Hornby files with, or submits to, the Securities and Exchange Commission ("Commission") and in other public communications made by Hornby;

            o comply with applicable governmental laws, rules and regulations;

            o promote the prompt internal reporting of violations of this Code of Ethics to Hornby's board of directors and outside legal counsel;

            o respect the confidentiality of information acquired in the course of employment;

            o     maintain the skills necessary and relevant to Hornby's needs;
                  and

            o proactively promote ethical and honest behavior among employees of Hornby and its subsidiaries.

All Principal Officers are expected to adhere to the Hornby Code of Ethics. Any violation of this Code of Ethics will be subject to appropriate discipline, up to and including dismissal from the Company and prosecution under the law. The board of directors shall have responsibility for administration of this Code of Ethics and shall have the sole and absolute discretionary authority to approve any deviation or waiver from this Code of Ethics for Principal Officers. In the event that a waiver of, modification of and/or change to this Code of Ethics is approved and granted, then the notice of the waiver, modification, and/or change shall be disclosed as may be required by SEC rules or the rules of any exchange on which the securities of the Company are then trading.